Exhibit 10.74.6

DESIGN AND DEVELOPMENT AGREEMENT

THIS DESIGN AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2004 by and between SOUTH TEXAS DETENTION COMPLEX LOCAL DEVELOPMENT CORPORATION (the “Owner”), a non-profit, local government corporation formed by Frio County, Texas (the “County”), and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation having its principal place of business in Sarasota, Florida (“Developer”).

Witnesseth:

WHEREAS, the former United States Immigration and Naturalization Service (the functions of which have been transferred to the United States Department of Homeland Security, Bureau of Customs and Immigration Enforcement (hereafter referred to as “ICE”)) has awarded to the Operator Contract No. ACD-4-C-001 (as it may be amended from time to time, the “ICE Contract”) to provide for the temporary housing, safekeeping, transportation and stationary guard services for up to 1020 adult and juvenile detainees in ICE’s custody in a facility to be located in the County (the “Detention Complex”); and

WHEREAS, the County has formed the Owner for the purposes of owning the Detention Complex and assisting Developer with the financing, development, construction and equipping of the Detention Complex in accordance with an agreement between the County and the Developer (the “Project”); and

WHEREAS, Owner is or will become the owner of that certain parcel of real estate (the “Land”), outlined on the site plan attached as Exhibit A hereto and made a part hereof (the “Site Plan”), and desires to retain Developer to cause the Detention Complex to be designed, developed, constructed and equipped on the Land as required in the ICE Contract and in accordance with the Final Project Plans (as hereinafter defined) (the “Project”); and

WHEREAS, Owner intends to finance a portion of the costs of the Project with the proceeds of the Owner’s Taxable Revenue Bonds, Series 2004 (the “Bonds”) to be issued pursuant to that certain Indenture of Trust between the Issuer and U.S. Bank National Association, as Trustee, dated of even date herewith (the “Indenture”); and

WHEREAS, timely payment of scheduled principal and interest on the Bonds will be insured by MBIA Insurance Corporation (the “Bond Insurer”); and

WHEREAS, pursuant to the terms of this Agreement, Developer shall (i) cause to be prepared the Final Project Plans in accordance with the ICE Contract, (ii) ensure that the Detention Complex is constructed and equipped on the Land in accordance with the Final Project Plans and in accordance with the ICE Contract, (iii) oversee the management and operation of the Project during construction and (iv) cause the Project to be completed as required by the ICE Contract and the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and of the foregoing recitals which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Developer, intending legally to be bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meaning indicated:

“Architect” means HOK Hellmuth, Obata & Kassabaum, Inc. or any other architect engaged by the General Contractor with the prior written consent of the Developer to render design services for the Project.

“Contractors” means all contractors and subcontractors engaged to render construction services for the Project, including the General Contractor.

“Construction Documents” means the Design/Build Contract (including the Contract Documents referred to therein) and all other contracts to which the Developer is a party related to the development and construction of the Project.

“Design/Build Contract” means the “Standard Form of Agreement between Owner and Design/Builder,” dated as of March 10, 2004, among Owner, Developer and General Contractor, as modified and amended by Modification No. 1, dated as of August 27, 2004, among Owner, Developer and General Contractor, which is incorporated herein by reference, and any amendments thereto permitted by the Indenture.

“Final Project Plans” means the final plans and specifications for the design and construction of the Detention Complex submitted by the General Contractor to and approved by the Developer and the Independent Construction Monitor pursuant to the Design/Build Contract.

“General Contractor” means JE Dunn Construction Company, Inc. or any other general contractor engaged to render construction services for the Project under the Design/Build Contract.

“Government Authority” means any federal, state, local, municipal or other political subdivision thereof, or any duly empowered and authorized entity exercising jurisdiction over the Project or any part thereof.

“ICE Contract Completion Date” shall have the meaning specified in Section 8.4(a)(1) of this Agreement.

“Independent Construction Monitor” means Pan Western Corporation and any successor approved by the Bond Insurer.

“Legal Requirements” means all laws, codes, statutes, ordinances, rules, permits and other regulations of the United States, the State of Texas, the City of Pearsall, Texas and the County of Frio, or any other authority with jurisdiction which pertain to or affect the development and construction of the Project, and all easements, covenants, conditions, restrictions and other agreements affecting the Land or the Project.

“Project Budget” shall have the meaning given to such term in Section 6.1(a) of this Agreement.

“Project Costs” means the reasonable and necessary costs and expenses incurred in connection with the development, construction and equipping of the Project, including, without limitation, all costs and expenses payable to the General Contractor under the Design/Build Contract and all other costs and expenses reflected in the Project Budget.

“Project Schedule” shall have the meaning given in Section 3.2(a) hereof.

“Required Standard of Performance” means the level of care, competence, judgment and performance that the Developer would use in planning for, designing, developing and managing, its own design and construction projects.

“Required Substantial Completion Date” shall mean the date on which the General Contractor is required to obtain Substantial Completion of the Work as provided in Section 14.1 of the Design/Build Contract.”

“Substantial Completion” shall have the meaning given to such term in Section 8.4 of this Agreement.

“Work” means the design professional and construction services to be provided by the General Contractor under the Design/Build Contract.

Other terms that are defined throughout the text of this document shall have the meanings respectively ascribed to them herein. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

ARTICLE 2

APPOINTMENT OF DEVELOPER; TERM

2.1 Appointment of Developer. Owner hereby appoints Developer to act as herein described to develop the Project for and on behalf of the Owner. Subject to the limitations set forth herein, Developer hereby accepts such appointment and agrees to provide the services set forth herein in accordance with the Final Project Plans, the Project Budget and the Project Schedule, and otherwise as more particularly set forth herein. The services to be provided by the Developer hereunder shall cover all phases of the Project including development and construction as more particularly set forth herein. Subject to the limitations set forth herein, Owner hereby delegates to the Developer all such power and authority with respect to the development of the Project, as may be necessary or appropriate for the implementation of the plans, budgets and schedules and the development, equipping and construction of the proposed Detention Complex. Without limitation of the foregoing or any other duty or obligation of Developer hereunder, Developer shall (i) use reasonably diligent efforts, at all times and in a manner consistent with the Required Standard of Performance, the Project Budget , the ICE Contract and the Project Schedule, to further the interests of Owner with respect to the Project and to cause the timely completion of the various stages of development of the Project in accordance with the ICE Contract, the Project Budget and the Project Schedule, and (ii) to cause its duties hereunder to be performed in accordance with the Required Standard of Performance.

2.2 Term of Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and end at such time as Developer shall have completed all services required under this Agreement, unless sooner terminated pursuant to the terms of this Agreement and the Indenture.

ARTICLE 3

PROJECT SERVICES

3.1 General Project Management. Developer shall perform or cause to be performed the following general project management services throughout the duration of the Project:

(a) With the cooperation of Owner, perform those services and take such actions as may be necessary to comply with all obligations with respect to the development, construction and equipping of the Project under the ICE Contract.

(b) Identify all Legal Requirements affecting the Project, and, with the cooperation of the Owner and the General Contractor, cause the Project to comply with all of those Legal Requirements.

(c) In the event any mechanics’ or materialman’s liens are recorded in connection with the Project, or notices of lien are furnished to Owner in connection with the Project, Developer shall take such action or cause the General Contractor to take such action on behalf of Owner (and at the General Contractor’s expense or as a Project expense) as may be necessary to obtain a release of the lien. Developer shall use its reasonably diligent efforts to cause Contractors to (i) pay or settle with any of their subcontractors, vendors or suppliers that have filed a lien or (ii) obtain security for lien claims acceptable to Owner. Developer shall recommend courses of action to Owner with respect to any liens that cannot be removed by means of the foregoing efforts, and shall implement courses of action with respect thereto that are approved by Owner.

(d) Provide or cause to be provided monthly updates and written progress reports to the Owner and the Independent Construction Monitor and provide briefings to the Owner’s Board of Directors when reasonably requested, and, at the request of the Bond Insurer, provide copies of updates and reports to the Bond Insurer and discuss such reports and updates with the Bond Insurer.

3.2 Time Management. Developer shall perform or cause to be performed the following time management services throughout the duration of the Project:

(a) Working with the General Contractor, Developer shall cause a Project schedule (as revised from time to time, the “Project Schedule”) to be prepared and submitted to the Independent Construction Monitor and the Bond Insurer for approval. The Project Schedule shall be consistent with the requirements of the ICE Contract. As construction proceeds, Developer shall monitor the General Contractor’s fulfillment of General Contractor’s obligation to update the Project Schedule as required under the Design/Build Contract. The Project Schedule shall include critical path method analysis in order to anticipate and monitor design and construction progress.

(b) Recommend action to mitigate the effects of any delay in the progress of design or the Work in connection with the Project.

(c) Schedule and conduct pre-construction, construction and progress meetings relating to the Project to discuss matters such as procedures, progress, problems and scheduling, and prepare and promptly distribute minutes to the Owner, the Independent Construction Monitor and the Bond Insurer.

3.3 Cost Management. Developer shall perform the following cost management services throughout the duration of the Project:

(a) Developer shall develop a system of cost control for the Project, including, without limitation, the Work performed by the Contractors, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. Developer shall identify variances between actual and estimated costs and report the variances to the Independent Construction Monitor at regular intervals. Developer shall cause the General Contractor to perform cost estimating services for the Project, including detailed estimates of construction costs using estimating techniques that are intended to anticipate the various elements of the Project. Developer shall analyze and review construction cost estimates and compare estimates with the Project Budget. Developer shall perform or cause to be performed value-engineering services with respect to the Project and implement cost saving measures and changes in the Work resulting from value engineering in the manner that Developer, in accordance with the Required Standard of Performance, reasonably deems appropriate; provided that the same does not result in a default under the ICE Contract. Developer shall update and refine cost estimates as drawings and specifications are further developed or changes are made during the course of construction of the Project and shall incorporate them in the Project Budget.

(b) Developer shall continuously monitor the pre-construction costs and costs of construction of the Project, compare those costs to the Project Budget, provide Owner, the Independent Construction Monitor and the Bond Insurer with monthly cost reports relating to the Project, keep Owner, the Independent Construction Monitor and the Bond Insurer informed promptly of any anticipated or actual cost overruns incurred on the Project, develop and submit to the Independent Construction Monitor and the Bond Insurer, for approval, a course of action for dealing with anticipated or actual cost overruns, and implement all courses of action approved by the Bond Insurer with respect thereto.

(c) Developer shall cause to be prepared and provide review services for cash flow reports and forecasts as needed during the course of pre-construction and construction of the Project. Developer shall analyze costs incurred during the course of construction as such costs relate to the Project Budget and shall keep the Independent Construction Monitor and the Bond Insurer apprised with respect thereto.

3.4 Pre-Construction and Design Phase Services. Developer shall perform or cause to be performed the following services during the pre-construction and design phase of the Project:

(a) Schedule and attend regular meetings with the General Contractor’s representatives during the development of conceptual and preliminary design to advise on site use and improvements, selection of materials, building systems and equipment all to be consistent with the requirements of the ICE Contract. Developer shall provide recommendations on construction feasibility, life cycle cost analysis, cost of maintenance, availability of materials and labor, time requirements for installation and construction, and factors related to costs, including costs of alternative designs or materials, preliminary budgets and possible economies.

(b) Review the drawings and specifications as they are being prepared and ensure their compliance with the Project Budget, the Legal Requirements, the ICE Contract and the Project Schedule. Review the drawings and specifications as they are being prepared, recommend alternative solutions whenever design details affect construction feasibility or schedules and perform value-engineering services. As design proceeds, cause the General Contractor to update the Project Schedule to indicate proposed activities, sequences and durations, milestone dates for receipt and approval of pertinent information, submittal of pricing information, preparation and processing of shop drawings and samples, delivery of materials or equipment requiring long-lead time procurement, and the proposed date of Substantial Completion.

(c) Transmit documents to ICE and other governmental and regulatory agencies for review as reasonably necessary or required, submit the Construction Documents (as defined in the Design/Build Contract) to the Independent Construction Monitor, and advise the Independent Construction Monitor and the Bond Insurer of potential problems and suggested solutions regarding completion of such reviews.

(d) Make applications with respect to zoning matters and building variances, endeavor to obtain the approval of the Frio Hospital Business Park Architectural Control Committee and other owners of lots within the Frio Hospital Business Park of the Final Project Plans, endeavor to obtain approvals from Governmental Authorities exercising jurisdiction over the Project, appear at meetings on behalf of Owner, and otherwise act on behalf of the Owner with respect to similar matters.

(e) Coordinate and supervise the selection and retention of the professional services of surveyors, special consultants, testing laboratories and other professionals; negotiate, procure and retain the services of any additional consultants or Contractors needed to develop the Project; and coordinate and monitor the performance of the services of those consultants or Contractors.

(f) Obtain and review conceptual drawings, plans and specifications and construction drawings prepared for the Project by the General Contractor and its design professionals and ensure that they meet the requirements of the ICE Contract.

(g) Locate and purchase on behalf of Owner, as a Project expense, all supplies and materials, furnishings, fixtures and equipment required for the Project not purchased by the General Contractor, and on behalf of Owner, coordinate and arrange for the shipment and insurance of such supplies and materials, furnishings, fixtures and equipment to the Project.

(h) Coordinate and supervise the submission of applications to, and negotiations with, utility companies and Governmental Authorities for agreements relating to the installation of utility and sewer service to the Project site.

3.5 Construction Phase Services. During the construction of the Project, Developer shall perform or cause to be performed the following services:

(a) Conduct a pre-construction conference during which Developer shall review the Project reporting procedures and other rules.

(b) Determine the lead times necessary for the procurement of all supplies and materials for the Project in order to allow for the procurement and shipment thereof in sufficient time to avoid delays in construction and to meet the requirements of the ICE Contract.

(c) Coordinate delivery and storage, protection, insurance and security for purchased materials, systems and equipment that are part of the Project, until those items are incorporated into the Project.

(d) Coordinate the Work with the activities and the responsibilities of design professionals, Developer and the General Contractor as necessary to complete the Project in accordance with the Project Budget and the Project Schedule.

(e) Review the drawings and specifications and ensure that (i) the Work of all Contractors is coordinated, (ii) all requirements for the Project have been assigned to the appropriate Contractor, (iii) the likelihood of jurisdictional disputes has been minimized, and (iv) proper coordination has been provided for phased construction.

(f) Act generally as Owner’s agent and representative in connection with the management of the construction of the Project to the extent authorized under this Agreement and perform all of the Owner’s duties under the Design/Build Contract, cooperate with the General Contractor’s efforts to obtain permits required to be obtained by the General Contractor under the Design/Build Contract and obtain all necessary permits and approvals for which the General Contractor is not responsible under the Design/Build Contract.

(g) Prior to permitting any Contractors to commence any Work, obtain from the General Contractor payment and performance bonds and from all Contractors certificates of insurance evidencing the Contractors’ insurance coverage as set forth in the Design/Build Contract, all in form and substance satisfactory to the Bond Insurer, unless a deviation from the insurance requirements is approved by the Bond Insurer. A Contractor shall not be entitled to any payment due with respect to the Project unless the aforementioned insurance and bonds have been in place during the entire period in which the Contractor has performed any portion of the Work.

(h) Coordinate payment applications submitted by the General Contractor and final payment application procedures so as to comply with the disbursement requirements set forth in the Indenture and the Design/Build Contract and ensure that procedures are in place so that those applications are compiled, approved and processed in an orderly and timely manner and contain all information and approvals required as a condition of disbursements.

(i) Oversee the process whereby applications for payment submitted by the General Contractor and other Contractors, suppliers, consultants and others, including all applications for progress payments and final payments under the Design/Build Contract, will be assembled into requisitions for payment of Project Costs and will use reasonably diligent efforts to cause requisitions for payment of Project Costs to be submitted to the Independent Construction Monitor for its written approval and to the Trustee timely and in accordance with the Indenture and the applicable Construction Documents. Developer covenants that, to the extent that any late charges, penalties or interest are charged by any party as a result of Developer’s failure to submit a requisition for payment to the Trustee timely, the Developer shall bear the cost thereof.

(j) Identify requirements for satisfactory performance of the Design/Build Contract; implement necessary courses of action when requirements of the Design/Build contract are not being fulfilled and the Contractor will not take satisfactory corrective action; and handle and resolve disputes with the Contractors and suppliers on behalf of Owner, with any settlement being subject to the Bond Insurer’s approval. Developer, with the prior approval of the Bond Insurer, shall determine the engagement of attorneys, expert witnesses or other consultants in connection with the handling of any dispute.

(k) Recommend necessary or desirable changes in the Work to design professionals engaged by the General Contractor and Contractors, review requests for changes, negotiate General Contractor’s proposals for changes on behalf of Owner, review and implement any change orders that Developer, in accordance with the Required Standard of Performance and with the written concurrence of the Independent Construction Monitor, reasonably deems appropriate; provided however, that Developer shall not approve or implement any “Change Order” or “Construction Change Directive” as those terms are defined in the Design/Build Contract that would have the effect of extending the time for Substantial Completion of the Project without the prior written consent of the Bond Insurer or that individually or in the aggregate would have the effect of increasing the total amount of the Project Budget by more than 1% of the “Guaranteed Maximum Price” set forth in the Design/Build Contract without the prior written consent of the Bond Insurer, unless Developer agrees in writing to fund the costs of such increase and demonstrates to the reasonable satisfaction of the Bond Insurer its financial wherewithal to pay the cost of any such increase.

(l) Monitor performance of the Work to determine in general that the Work is performed in accordance with the requirements of the Final Project Plans and the Construction Documents, and in accordance with applicable laws, statutes, ordinances, building codes, rules, regulations and other requirements of public authorities, including, but not limited to, OSHA requirements; perform regularly scheduled quality control inspections, and handle (as a Project expense) all notices of noncompliance received from any governmental entities or authorities; implement special inspection or testing of Work not in accordance with the provisions of the Construction Documents and the ICE Contract, whether or not the Work is then fabricated, installed or completed, and reject Work on behalf of Owner which Developer determines does not conform to the requirements of the Construction Documents and the ICE Contract or of applicable Legal Requirements.

(m) Obtain on behalf of Owner all Contractor insurance certificates including coverage insuring Owner and Developer required pursuant to the terms of their respective contracts.

(n) Verify that each of the architects, engineers and Contractors employed in connection with the Project are covered by liability insurance, including errors and omissions insurance covering the architects, consultants and other design professionals providing for limits of liability reasonably satisfactory to the Bond Insurer and workers compensation insurance in amounts and coverage satisfactory to the Bond Insurer. Review and coordinate the delivery of all Contractors’, architects’, and consultants’ insurance certificates required pursuant to the terms of their respective contracts.

(o) Obtain sworn statements, lien releases and affidavits from the Contractors and suppliers with respect to the Project for all amounts for which payment is being requested of Owner and with respect to amounts previously paid, deliver to the Trustee a copy of the signed lien releases with each Payment Application and with each final payment application.

(p) Coordinate with suppliers and manufacturers on an as needed basis.

(q) When General Contractor considers each Contractor’s Work or a designated portion thereof substantially complete, prepare, with the cooperation of Independent Construction Monitor, a list of incomplete or unsatisfactory items and a schedule for their completion.

(r) Accompany the Independent Construction Monitor in conducting inspections of the Project.

(s) When the Project or a designated portion thereof is substantially complete, prepare for Owner and the Independent Construction Monitor a summary of the status of the Work of each Contractor, listing changes in previously issued punch lists and recommending the times within which Contractors are expected to complete incomplete or defective items on their respective punch lists.

(t) In the event of any casualty or any other damage affecting the Project, supervise and coordinate safety precautions and the clean-up and removal of debris in connection therewith, and, subject to Bond Insurer’s approval and to the availability to the Developer of insurance proceeds, take that action and perform those service as may be necessary to cause the damaged portion of the Project to be rebuilt in accordance with the drawings and specifications therefor.

(u) Supervise and coordinate the construction of the Project so that the Project is constructed, equipped, furnished and completed with new materials in a good and workmanlike manner and in accordance with the terms of the ICE Contract, this Development Agreement and the Construction Documents; enforce substantial compliance with the terms of the agreements with the General Contractor and other contractors, subcontractors and/or design professionals for the Project and require their performance substantially in accordance therewith; administer the Contracts for the design and construction of the Project and require that work be continuously and diligently performed to achieve Substantial Completion on or before the Substantial Completion Date.

(v) Recognizing that, all other things being equal, the Owner desires to support and utilize local subcontractors in projects it is associated with in accordance with state and federal law, to the extent consistent with Project efficiencies and the Budget, the Developer shall use its good faith efforts to, and to cause the General Contractor to, (i) undertake an outreach program designed to ensure that local contractors are informed of the opportunities available to them in this Project and are encouraged to submit competitive proposals to participate in the Project and (ii) size subcontracts in a manner which will enable local subcontractors to participate when the General Contractor can do so without affecting Project efficiencies and budgets.

(w) Promptly provide to the Bond Insurer, the Trustee and the Owner or ensure that the Bond Insurer, the Trustee and the Owner has received copies of all notices, reports and other matters required to be provided to the Bond Insurer, the Trustee and the Owner pursuant to the Design/Build Contract.

(x) Promptly provide written notice to the Bond Insurer and the Independent Construction Monitor of any fault or defect in the Work or any non-compliance by the General Contractor with the Design/Build Contract or the Final Project Plans noted or observed by the Developer.

3.6 Post-Construction Phase Services. Following Substantial Completion of the Project, Developer shall perform or cause to be performed the following services:

(a) Coordinate and expedite submittals of information from the Contractors for preparation of record drawings and specifications, and coordinate and expedite the transmittal of those record documents to the Owner and the Operator.

(b) Prior to the final completion of the Project, cause the General Contractor to compile manufacturers’ operations and maintenance manuals, warranties and guarantees, and certificates, and index and bind those documents in an organized manner; and deliver this information to the Owner and the Operator.

(c) Obtain or cause to be obtained all certificates of occupancy by coordinating final testing, preparing and submitting documentation to Governmental Authorities and accompanying governmental officials during inspection of the Project.

(d) With Independent Construction Monitor, observe the checkout of utilities, operational systems and equipment, including Owner-purchased systems and equipment, for readiness, and assist in the coordination of their initial start-up and testing.

(e) Coordinate all warranty and corrective work of Contractors or cause the General Contractor to do so.

3.7 Financing Services. Developer shall perform the following services throughout the duration of the Project:

(a) Coordinate, supervise and cause implementation of all applications and related documents required in connection with the financing of the Project.

(b) Coordinate, supervise and cause implementation of the administration of any Project financing requirements, including providing information reasonably requested by the Trustee or the Bond Insurer.

ARTICLE 4

BOOKS AND RECORDS; BANK ACCOUNTS

4.1 Books and Records. Developer shall cause accurate books and records to be maintained in accordance with the terms of this Agreement in which shall be entered all matters relating to the Project. Developer shall maintain those books and records in such a manner as to permit Developer to provide to the Owner, the Trustee and the Bond Insurer from time to time, on a timely basis, any and all financial information, in Developer’s possession or control, concerning the Project as may be reasonably requested by the Owner, the Trustee or the Bond Insurer. Developer shall keep and maintain books and records of account at all times at a place or places approved by the Trustee. ICE, the Owner, the Trustee and the Bond Insurer and their employees and representatives and any governmental or regulatory authorities with jurisdiction shall have the right to inspect, examine and copy the books, records, files, and other documents of Developer relative to the Project at all reasonable times. The Owner, the Trustee and the Bond Insurer shall be entitled to conduct on-site inspections of the Project throughout the term of this Agreement, upon reasonable advance notice to the Developer. Developer and its employees shall cooperate fully with such inspections.

ARTICLE 5

PROJECT FUNDS

5.1 Project Funds.

(a) Developer understands and agrees that the Owner’s sole financial contribution to the costs of the Project shall be made from the proceeds of the Bonds and the proceeds of the First Subordinated Loan and Second Subordinated Loan to be made by Developer hereunder, and that, based upon the Project Budget, as of the date hereof, all of the funds required by the Project Budget to be contributed by the Owner for the development, construction and equipping of the Project have been deposited into the “Project Fund” established under the Indenture. Developer further acknowledges and agrees that the Owner will not contribute any of its own funds for the Project, shall not be required to raise or contribute any funds for the Project in excess of the amounts initially deposited in the Project Fund upon the sale of the Bonds, and shall have no obligation for the payment of any costs or expenses related to the development, construction or equipping of the Project, except to the extent that funds are available in the “Project Fund” established under the Indenture for the payment thereof.

(b) Developer shall be obligated to contribute a total of $5 million in current funds to the Project Costs. The Developer’s $5 million financial contribution to the Project Costs shall be deemed to be a loan to the Owner, and the obligation of the Owner to repay the principal amount thereof and the accrued interest thereon shall be evidenced by the Subordinated Notes, which shall be executed and delivered by the Owner to the Developer in connection with the closing of the sale of the Bonds.

(c) The Developer’s financial contribution to the Project shall be made in no more than two (2) installments as follows:

(i) Simultaneously with, and subject to, the closing of the sale of the Bonds, the Developer shall deposit with the Trustee, for the benefit of the Owner, for deposit by the Trustee in the “Suspense Account” of the “Project Fund” established under the Indenture, the amount of $3.9 million, less the total amount of (1) the costs advanced by the Developer to the General Contractor prior to the closing of the sale of the Bonds for design and pre-construction services provided by the General Contractor, as evidenced by documentation delivered to the Trustee and the Bond Insurer, and (2) provided that the same are documented to the reasonable satisfaction of the Bond Insurer, without mark-up by the Developer, all other actual, out-of-pocket costs and expenses incurred by the Developer prior to the closing on the sale of the Bonds in connection with negotiating a contract for the purchase of the Land; securing an option for the purchase of the Land; conducting boundary, geo-technical, topographical and environmental surveys of the Land; evaluating the environmental condition of the Land; negotiating with and making presentations to Governmental Authorities in connection with the Project; making application for and prosecuting necessary zoning approvals; developing the Project Budget; obtaining from the Architect conceptual drawings and preliminary and revised plans and specifications for the design and construction of the Project; value engineering the construction aspects of the Project with the General Contractor; and otherwise readying the Project for construction (the “First Subordinated Loan”). The obligation of the Owner to repay the First Subordinated Loan shall be evidenced by the First Subordinated Note.

(ii) On or before the date of Substantial Completion of the Project or the occupancy of the Complex by the Developer as operator, pursuant to the Operating Agreement, whichever occurs earlier, the Developer shall deposit with the Trustee, for the benefit of the Owner, for deposit by the Trustee in the “Suspense Account” of the “Project Fund” as provided for in the Indenture, an additional $1.1 million (the “Second Subordinated Loan”). The obligation of the Owner to repay the Second Subordinated Loan shall be evidenced by the Second Subordinated Note.

ARTICLE 6

COMPLIANCE WITH THE BUDGET; FUNDING REQUESTS

6.1 Compliance with Budget.

(a) Developer has developed and submitted to the Trustee and the Bond Insurer a Project Budget, a copy of which has been provided to the Owner, in form and substance acceptable to the Bond Insurer setting forth in detail all estimated receipts and expenditures to be realized or incurred in connection with the Project (the “Project Budget”). If, at any time, Developer shall determine that the Project Budget is no longer appropriate or feasible because of changes in conditions, circumstances or otherwise (including Developer’s failure to perform any of its duties hereunder), Developer shall submit to the Independent Construction Monitor and the Bond Insurer for approval a revised Project Budget indicating, in narrative form, the reasons the original or prior Project Budget is no longer appropriate or feasible. Developer shall, in the performance of its duties hereunder, use and employ reasonably diligent efforts, and observe and maintain the Required Standard of Performance, to keep the Project in compliance with the Project Budget. In connection with its compliance with the Project Budget, Developer shall be entitled to allocate any contingency line items included within the Project Budget among the other line items of the Project Budget in the manner that Developer, in accordance with the Required Standard of Performance, reasonably deems appropriate, and Developer shall notify the Independent Construction Monitor in writing of any such allocation promptly after the making thereof.

(b) Except as provided in Section 6.3 of this Agreement, the Developer shall not spend amounts or incur obligations for and on behalf of Owner or take any other actions that individually or in the aggregate would have the effect of increasing the total amount of the Project Budget by more than 1% of the “Guaranteed Maximum Price” set forth in the Design/Build Contract (the “Guaranteed Maximum Price”) (after utilization of the general contingency contained in the Project Budget, any allocations of contingency line items and savings made by Developer in accordance with Section 3.3(a) above), without the prior written consent of the Bond Insurer and the Independent Construction Monitor, unless Developer agrees in writing to fund the costs of such increase and demonstrates to the reasonable satisfaction of the Bond Insurer its financial wherewithal to pay the cost of any such increase.

(c) Notwithstanding the foregoing, the Developer shall not approve or implement any Change Order or Construction Change Directive (as those terms are defined in the Design/Build Conract) or otherwise approve any changes to the Project that would have the effect of increasing the costs of the Project beyond the amounts deposited in the Project Fund established under the Indenture, unless Developer agrees in writing to fund the costs of such increase and demonstrates to the reasonable satisfaction of the Bond Insurer and the Owner its financial wherewithal to pay the cost of any such increase.

(d) In no event shall the Developer approve or implement any Change Order or Construction Change Directive (as those terms are defined in the Design/Build Conract) or authorize any expenditures for or on behalf of the Owner that would cause the costs of the Project to exceed the amount of the Trust Estate, unless Developer agrees in writing to fund the costs of such increase and demonstrates to the reasonable satisfaction of the Bond Insurer and the Owner its financial wherewithal to pay the cost of any such increase.

6.2 Funding Requests.

(a) With the concurrence of the Independent Construction Monitor, Developer shall be entitled to requisition from the Construction Costs Account and the General Project Costs Account in the “Project Fund” those amounts as may be necessary to make expenditures consistent with the Project Budget and otherwise authorized under the terms of the Indenture for the payment of Project Costs.

(b) (i) In addition, but subject to the terms of the Indenture, Developer shall be entitled to requisition from the Contingency Account in the Project Fund established under the Indenture in order to pay for Project Costs that exceed the amount of the Project Budget, but in no event shall any requisition or requisitions, individually or in the aggregate, exceed an amount equal to 1% of the Guaranteed Maximum Price without the prior written approval of the Bond Insurer.

(ii) Subject to the Indenture, Section 6.2(b)(i) and Section 6.2(c), Developer shall be entitled to requisition from the Contingency Account in order to pay Project Costs that exceed the amount of the Project Budget (A) with the consent of the Independent Construction Monitor, if and to the extent that such costs are (1) attributable to an unforeseen or unanticipated cost of construction, (2) otherwise required in order to comply with the Final Project Plans; or (3) required in order to comply with any change to the Final Project Plans dictated by ICE or any other change to the Project dictated by ICE; and (B) without the consent of the Independent Construction Monitor, if and to the extent that such costs are attributable to minor changes in the Final Project Plans deemed reasonable and necessary by Developer for the efficient operation of the Detention Complex in accordance with its intended purpose; provided, that the excess Project Costs described in this Section 6.2(b) are not attributable to the Developer’s failure to perform any of its duties hereunder in accordance with the Required Standard of Performance; and provided further that any such requisition described in this Section 6.2(b), individually or in the aggregate, would not result in an increase to the total amount of the Project Budget of more than 1% of the Guaranteed Maximum Price or cause the total amount disbursed from the Contingency Account to exceed an amount equal to 1% of the Guaranteed Maximum Price.

(iii) Except as provided in Section 6.2(b)(ii), and subject to Section 6.2(c), Developer shall be entitled to requisition from the Contingency Account in order to pay for Project Costs that exceed the amount of the Project Budget only with the prior written approval of the Bond Insurer and only in accordance with the terms of the Indenture. If at any time an aggregate amount equal to 1% of the Guaranteed Maximum Price has been disbursed from the Contingency Account pursuant to one or more requisitions, any further disbursements from the Contingency Account must be approved in writing by the Bond Insurer.

(c) Notwithstanding the powers and duties given to Developer hereunder or any provision of this Agreement to the contrary (other than the provisions of Section 6.3), if the actual Project Costs shall exceed the total amount of the Project Budget (after utilization of the general contingency contained therein, any allocations of contingency line items and savings made by Developer in accordance with Section 3.3(a) above) and the excess is attributable to Developer’s failure to perform any of its duties hereunder to the level of the Required Standard of Performance, then, notwithstanding any other provision to the contrary contained in this Agreement (other than the provision of Section 6.3), Developer shall bear the cost and expense of the overage.

6.3 Emergencies. Notwithstanding Sections 6.1 and 6.2 to the contrary, in any emergency which Developer in good faith believes is likely to affect the safety of persons or property, Developer shall be authorized to act in a manner intended to mitigate or prevent threatened damage, injury or loss, and shall be entitled to make expenditures in excess of amounts budgeted therefor in connection therewith; provided, however, that Developer shall authorize those acts and make those expenditures only after Developer has made a reasonable attempt, if circumstances permit, to inform the Independent Construction Monitor and the Bond Insurer of the cause of the emergency, Developer’s proposed course of action in connection therewith, and the likely amount of the expenditures. Developer shall in all events as soon as reasonably practicable after authorizing those acts and making those expenditures inform the Independent Construction Monitor and the Bond Insurer in writing of the aforesaid matters.

ARTICLE 7

AUTHORITY AND RESPONSIBILITIES OF PARTIES

7.1 Developer.

(a) In addition to the general authority granted to Developer under Section 2.1 of this Agreement, Developer is hereby authorized to negotiate the terms of and to enter into third party contracts on behalf of Owner (including, by way of example and not by way of limitation, agreements with contractors, engineers, surveyors, architects, attorneys, accountants, consultants and other qualified personnel) in order to accomplish all the duties of Developer as set forth herein; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Developer shall have no authority, on behalf of Owner, to hire any person or entity who would for any purpose be deemed or considered an employee of Owner; provided further that the costs of such contracts shall be payable solely from the Project Fund as a Project Cost or from the Developer’s own funds; and provided further that the Developer shall not enter into any such contracts with affiliates or parties related to the Developer unless the Developer demonstrates to the reasonable satisfaction of the Owner that the terms of such contract are comparable to or better than the terms that the Developer could have obtained from an unrelated third party in an arm’s length transaction.

(b) If, and to the extent that the Developer is required to purchase any materials, supplies or equipment for the Project, the Developer shall purchase only new materials, supplies or equipment, and shall be entitled only to receive reimbursement for the actual costs thereof from the Project Fund without mark-up by the Developer.

(c) Notwithstanding any contrary or inconsistent provision set forth in this Agreement and so long as the Developer conducts itself in accordance with the Required Standard of Performance and uses best efforts to enforce the Design/Build Contract, Developer shall not be responsible for: (i) construction means, methods, techniques, sequences and procedures employed by Contractors, subcontractors or other consultants in the performance of their respective contracts; or (ii) the failure of engineers, architects, general contractors, subcontractors or other consultants to carry out their respective duties and obligations.

(d) Developer has visited the Land and has conducted all explorations, surveys, investigations and studies it deems necessary and has studied all reports of explorations and tests of subsurface conditions at or contiguous to the Land and all drawings of physical conditions in or relating to existing surface and subsurface structures and conditions at or contiguous to the Land. The Developer agrees that if conditions are encountered on the Land that are (i) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents or (ii) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Construction Documents, and if, as a result of such conditions a Change Order increasing the Contract Sum is required and funds are not available in the Project Fund established under the Indenture to pay for the increased cost, the Developer from its own funds will deposit with the Trustee for deposit in the Project Fund the amount necessary to increase the funds available to pay for such increase in the Contract Sum. Developer also agrees that the discovery of such conditions shall not be an “Excused Delay” under this Agreement or a defense to the Developer’s obligation to pay liquidated damages under Section 8.4(d) of this Agreement, if as a result of such conditions, the Project does not reach Substantial Completion on or before the ICE Contract Completion Date.

(f) Developer agrees that it will not amend the Design/Build Contract or suspend or abandon the Work or direct the General Contractor to suspend or abandon the Work or terminate or give notice of termination of the Design/Build Contract, without the prior written approval of the Bond Insurer and that it will not approve any Change Order or issue any Construction Change Directive or confirm that Substantial Completion or Final Completion has been achieved or change the Required Substantial Completion Date, without the written approval or concurrence of the Independent Construction Monitor. Developer also agrees not to approve any change to the insurance policies (other than extensions of their terms) or any change to the payment bonds or performance bonds without the prior written consent of the Bond Insurer. Developer will not assign its rights under the Design/Build Contract and will not agree to any assignment by the General Contractor of its rights under the Design/Build Contract without the consent of the Bond Insurer. Developer will give the Bond Insurer notice of default under the Design/Build Contract within one Business Day of receipt or delivery thereof by the Developer.

7.2 Owner.

(a) Owner shall use reasonably diligent efforts to furnish Developer with any and all information and documents available to Owner and cooperation and assistance as may be reasonably required by Developer to fulfill its obligations in connection with the Project.

(b) Owner shall use reasonably diligent efforts to respond to all written requests submitted by Developer, and to make all necessary decisions required in those requests, (a) within ten (10) business days after Owner’s receipt of the request; it being agreed by Owner and Developer that, notwithstanding anything to the contrary contained herein, (i) if Owner does not provide its written approval or disapproval of any schedule or budget (or proposed revision or change thereto or deviation therefrom) submitted by Developer within ten (10) business days after Owner’s receipt of Developer’s submittal and request for approval, then Owner shall be deemed to have approved the schedule or budget (or proposed revision or change thereto or deviation therefrom) as submitted by Developer.

(c) Owner shall not amend or modify the Design/Build Contract in any manner, or grant any waivers thereunder, without first obtaining the written consent and approval of the Developer and the Bond Insurer.

(d) Owner shall not terminate the Design/Build Contract or discontinue to the services of the General Contractor thereunder with without first obtaining the written consent and approval of the Developer and the Bond Insurer.

(e) Owner shall not agree to any amendments or modifications to the Indenture that would have the affect of adversely affecting the rights or the obligations of the Developer hereunder or thereunder, without the prior written consent of the Developer and the Bond Insurer.

ARTICLE 8

COMPENSATION, TIME OF COMPLETION

8.1 Development Fee. Subject to the terms of this Agreement, the Developer shall be entitled to receive from the Project Fund established under the Indenture a development fee (the “Development Fee”) in the amount of $600,000 (Six Hundred Thousand Dollars) for the performance of its services hereunder.

8.2 Payment of Development Fee. Subject to (a) the Developer’s compliance with its obligations under Section 5.1of this Agreement, and (b) the availability of funds in the Project Fund for such payment, the Development Fee shall be paid to the Developer upon (i) Final Completion of the Project and (ii) occupancy by ICE; provided however that the Development Fee shall not be paid to the Developer from the Project Fund unless and until (i) the Developer shall have deposited the full amount of the First Subordinated Loan and the Second Subordinated Loan with the Trustee and (ii) the balance in the Operating Reserve Fund established under the Indenture shall be equal to at least the Operating Reserve Requirement, the balance in the Major Maintenance Reserve Fund shall be equal to at least the Major Maintenance Reserve Requirement and the Insurance and Property Tax Fund shall be fully funded as provided in the Indenture; and provided further that the Developer hereby agrees that, notwithstanding anything contained herein to the contrary, the full amount of the Development Fee payable to the Developer hereunder, or so much thereof as may be necessary, may be applied by the Trustee in accordance with the Indenture to the Operating Reserve Fund and/or the Major Maintenance Reserve Fund in order to meet the Operating Reserve Requirement and/or the Major Maintenance Reserve Requirement, if, and to the extent that funds otherwise available therefor under the Indenture, including the proceeds of the Second Subordinated Loan, are insufficient to meet those requirements as of the date of Substantial Completion or the date of occupancy of by the Developer as operator, whichever occurs earlier. Notwithstanding the foregoing, however, Developer hereby agrees that the Owner’s obligation to make payments to the General Contractor under the Design/Build Contract and any other contractor engaged by the Developer for the Project is superior to the Owner’s obligation to make payments of the Development Fee hereunder, and that, if at any time there shall be insufficient funds in the Project Fund under the Indenture to enable Owner to make payments of both the Development Fee and payments required or anticipated to be required under the Design/Build Contract or any other contract entered into by Developer on behalf of Owner, the Owner shall have the right to apply payments due to Developer on account of the Development Fee to payments due under the Design/Build Contract or any other such contract.

8.3 Reimbursement for Expenses Incurred by Developer.

(a) In addition to the Development Fee, and subject to the terms of this Agreement and the Indenture, the Developer shall be reimbursed solely from the “General Project Costs Account” in the Project Fund established under the Indenture for any and all costs and expenses reasonably incurred by the Developer in accordance with the Project Budget in connection with the Project. Such costs and expenses shall be reimbursed to the Developer promptly upon presentation by the Developer to the Trustee of a requisition as required under the Indenture, including a reasonably detailed invoice outlining such costs and expenses in accordance with the terms of the Indenture.

8.4 Time of Completion.

(a) (1) Time of Completion. Subject to Excused Delays (as hereafter defined), and unless otherwise approved or extended by ICE, Developer shall cause (i) the Project to be completed substantially in accordance with the Final Project Plans and the ICE Contract, and (ii) the necessary governmental authority having jurisdiction over the occupancy of the Project to issue or be willing to issue, a certificate of occupancy (whether permanent, temporary or provisional) permitting the use and occupancy of the entire Detention Complex for the purposes for which it is designed pursuant to the Final Project Plans and the ICE Contract (the “Certificate of Occupancy”) on or before the date specified in the ICE Contract for the commencement of services by the Developer as the service provider thereunder (which is currently June 23, 2005) (the “ICE Contract Completion Date”). The Project shall be Substantially Complete (provided it is constructed in substantial conformance with the Final Project Plans and the ICE Contract) on the date when the Project is sufficiently accessible and complete in accordance with the Final Project Plans and the ICE Contract so that the Project can be occupied and used for its intended purposes and the Certificate of Occupancy for the Detention Complex has issued (“Substantial Completion”).

(2) Excused Delay(s). For purposes of this Agreement, an “Excused Delay” shall mean a delay in the completion of the development, construction and equipping of the Project that is caused by a “Force Majeure Event. The term “Force Majeure Event” means any act or event that materially adversely affects the performance by the Developer of its obligations under this Agreement, if (a) such act or event is beyond the reasonable control of and not the fault of the Developer and (b) the Developer could not have avoided or overcome such act or event or the effects thereof by the exercise of due diligence or commercially reasonable planning, or, without limitation, otherwise taking reasonable and necessary safety precautions and/or other actions for environmental protection, including but not limited to: extraordinary flood, wind or lightning; earthquake; fire; explosion; epidemic; quarantine; hurricane; sabotage; military invasion of or near the Project site; strikes or other labor disputes (including lockouts but excluding all disputes involving the Developer and excluding any other labor dispute at the Project site to the extent that the Developer fails to take immediate or appropriate action to mitigate or end the effects of such dispute); riot or similar civil disturbance; act of God (including extraordinary weather conditions); act of the public enemy; and action of a court, regulatory body or other public authority having a direct effect on the Work or the Project; any breach of an obligation under the Design/Build Contract by the General Contractor that directly prevents the Developer from performing its obligations under this Agreement, including without limitation any breach by the Design/Builder of its obligations to obtain applicable permits. Late delivery of equipment or materials for which the Developer is not responsible under the Design/Build Contract (except to the extent due to a Force Majeure Event otherwise excusable hereunder), economic hardship, Project site labor disputes, late issuance of any applicable permit attributable to the failure by the Developer to apply for such applicable permit in a timely manner and to attempt diligently to obtain such applicable permit and reasonably foreseeable weather conditions are explicitly excluded from this definition of a Force Majeure Event.

(b) If Developer, the General Contractor or any other Contractor is delayed, at any time, in the progress of the Work as a result of an Excused Delay, then only the Required Substantial Completion Date and the applicable elements of the Project Schedule, shall be equitably adjusted as hereafter provided in this Agreement. Any such change in the Project Schedule or the Required Substantial Completion Date will not necessarily be on a day-for-day basis, but shall be determined on the basis of actual effect which the applicable Excused Delay has on the over-all schedule for designing and constructing the Project, taking into account seasonal conditions and the coordination or sequencing of architects, engineers, trades and required permit applications.

(c) Developer shall notify Owner, the Trustee, the Independent Construction Monitor and the Bond Insurer, in writing, as promptly as possible, but in any event no later than fifteen (15) days following the date Developer knew or should have known of the occurrence of any Excused Delay, the notice shall contain Developer’s good faith estimate of the change, if any, in the Required Substantial Completion Date resulting therefrom, which shall be confirmed by the Independent Construction Monitor. Any failure of Developer to so notify Owner of any such occurrence within said fifteen (15) days shall be deemed to be Developer’s waiver of an extension of the Required Substantial Completion Date as a result of the occurrence. In the event of a continuing Excused Delay as aforesaid, only one notice shall be required from Developer.

(d) Developer acknowledges that time is of the essence with respect to the Project and that Owner will suffer financial loss if the Work is not substantially completed on or before the ICE Contract Completion Date. Developer also acknowledges the delays, expenses and difficulties that will be incurred in proving the actual loss suffered by the Owner if the Work is not completed on time. Accordingly, instead of requiring any such proof, Developer agrees that if Substantial Completion is not achieved by the ICE Contract Completion Date and (i) the General Contractor does not make any payment of liquidated damages payable by the General Contractor pursuant to Article 14 of the Design/Build Contract with respect to the period from and after the ICE Contract Completion Date and such payment is not covered by a draw on the Contractor Letter of Credit, or (ii) the General Contractor’s limit of liability under Article 14 of the Design/Build Contract has been reached or the Contractor Letter of Credit has been exhausted or has terminated or expired, or (iii) the issuer of the Contractor Letter of Credit does not for any reason honor a proper draw on the Contractor Letter of Credit with respect to the period from and after the ICE Contract Completion Date, Developer shall pay to the Trustee, for and on behalf of the Owner, as liquidated damages and not as a penalty, the amount of $16,500 per day for each full day that expires after the ICE Contract Completion Date until the Developer achieves Substantial Completion of the Project; provided however, that the Developer’s total aggregate liability for liquidated damages under this Section 8.4(d) shall be limited to $3 million. Developer further agrees that the foregoing amount of liquidated damages represents a reasonable approximation of the actual damages that the Owner will incur as a result of any delay in Substantial Completion beyond the ICE Contract Completion Date.

(e) To secure the Developer’s obligation to pay any of the foregoing liquidated damages, Developer will provide for the delivery of a stand-by letter of credit in the amount of three million dollars ($3,000,000) in form and substance and from a bank approved by the Bond Insurer, which shall name and be payable directly to the Trustee. Only the Developer will be responsible for reimbursing the issuer of the letter for draws made thereon.

ARTICLE 9

EVENTS OF DEFAULT AND TERMINATION

9.1 Events of Default.

(a) The following constitute “Events of Default” by the Developer under this Agreement:

(i) the failure by the Developer to maintain any insurance required to be maintained by the Developer under this Agreement;

(ii) the failure by the Developer to observe and perform any other covenant, condition or agreement contained herein or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of fifteen (15) days after written notice is given to the Developer specifying such failure and requesting that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such fifteen (15) day period, Owner will not reasonably withhold its consent to an extension of such time if corrective action is instituted by the Developer within the applicable period and diligently pursued until the default is corrected;

(iii) the Developer shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Developer shall apply for or consent to the appointment of any receiver, trustee or similar officer for it, or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Developer; or the Developer shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Developer which is not dismissed or secured by the Developer within 60 days after the filing thereof against the Developer;

(iv) Owner or the Bond Insurer shall determine that any material representation or warranty made by the Developer herein or in any other document executed in connection herewith was untrue in any material respect when made;

(v) the occurrence of a default under the ICE Contract, which is not cured by the Developer to the satisfaction of ICE within the time-frames provided in the ICE Contract; or

(vi) the occurrence of any default by the Developer under any of its loan agreements, lines of credit or other credit facilities or reimbursement agreements relating thereto.

(b) Whenever any Event of Default on the part of the Developer shall have occurred and be continuing, Owner, without any further demand or notice, shall have the right (to be exercised only with the prior written consent of the Bond Insurer and which shall be exercised at the written direction of the Bond Insurer) to take any one or any combination of the following remedial steps and such other steps which are accorded to the Owner by applicable law:

(i) terminate this Agreement and take possession and control of the Project, without any court order or other process of law and without liability for entering the premises, in which event, except as provided in Section 9.2 below, all of the Developer’s obligations hereunder, including without limitation, all of Developer’s obligations hereunder to contribute to the costs of the Project shall cease and terminate; and/or

(ii) if this Agreement is terminated by the Owner, recover from the Developer the actual costs incurred by the Owner, the Trustee and the Bond Insurer in identifying and engaging a replacement developer for the Project, and any other actual damages incurred by the Owner, the Trustee and the Bond Insurer as a direct and proximate result of the default by the Developer hereunder; and/or

(iii) seek specific performance by the Developer of its obligations hereunder; and/or

(iv) recover from the Developer the reasonable and necessary actual, out-of-pocket costs incurred by the Owner, including, without limitation, reasonable attorneys’ fees, in connection with enforcing its remedies hereunder; and/or

(v) take whatever action at law or in equity as may appear necessary or desirable to enforce its rights hereunder or with respect to the Project;

No remedy herein conferred upon or reserved to the Owner is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Owner to exercise any remedy reserved to it in this Section, it shall not be necessary to give any notice other than such notice as may be required by this Section. All remedies herein conferred upon or reserved to the Owner shall survive the termination of this Agreement.

If an Event of Default occurs hereunder, the Owner and the Trustee at the direction of the Bond Insurer may communicate with the ICE and its representatives regarding the Event of Default, and may negotiate with the ICE regarding the Complex, the ICE Contract and the use and operation of the Complex; and none of those actions or any related actions or communications shall be deemed to constitute interference, intentional or otherwise, by Owner with the ICE Contract or Developer’s relationship with the ICE or be deemed to be disclosure of any information which arguably may be considered confidential. However, neither the Trustee, the Bond Insurer nor the Owner shall be under any obligation to take any of the foregoing actions.

9.2 Actions Upon Termination. If Owner terminates Developer’s engagement hereunder with the prior written consent of or at the direction of the Bond Insurer following an Event of Default hereunder, upon termination of this Agreement, Developer shall immediately, in accordance with Owner’s instructions (which shall be given only with the prior written consent of or at the direction of the Bond Insurer), proceed with performance of the following duties:

(a) Discontinue operations as directed by Owner;

(b) Take all other action as may be necessary or requested by Owner for the protection and preservation of the terminated Work.

(c) Promptly upon the date of the termination, deliver or cause to be delivered to the Trustee with respect to the terminated services, all Work Product, as defined in Section 11.1 below, in Developer’s possession or control and other reports, documents, agreements and other information prepared by Developer.

9.3 Possession of Project. If Owner terminates Developer’s engagement hereunder with the prior written consent of or at the direction of the Bond Insurer, the Trustee may take possession of the Project and of all materials, equipment, tools, construction equipment and machinery thereon owned by Developer, and the Trustee thereafter may, with the prior written consent of or at the direction of the Bond Insurer, cause the Work to be finished by whatever method it may deem expedient in a commercially reasonable manner.

9.4 Assignment; Limitation of Owner’s Remedies.

(a) The Owner acknowledges that, other than the Corporation’s Unassigned Rights, all of the Owners rights and interests in, under and pursuant to this Agreement will be assigned to the Trustee pursuant to the Indenture. Without in any way limiting the rights of the Trustee, as assignee of the Owner or otherwise, or of the Bond Insurer, the Owner acknowledges that, subsequent to such assignment, the Owner shall have no right to exercise remedies under this Article 9, which remedies shall be exercised by the Trustee pursuant to the Indenture, subject to the rights of the Bond Insurer hereunder and under the Indenture; provided, that the foregoing limitation shall not be construed to limit the rights of the Owner to enforce Developer’s indemnity obligations under Section 10.4 hereof.

(b) Notwithstanding anything contained herein that may suggest otherwise, in no event shall the rights and remedies of the Owner hereunder be construed as creating any liability whatsoever on the part of the Developer to pay or become liable for, whether directly or indirectly, as part of the Owner’s damage calculations or otherwise, any of the principal or interest obligations on the Bonds, any Reimbursement Obligations or any other debt service requirements under the Indenture; provided, this Section 9.4(b) shall not in any way limit any express obligations of Developer hereunder or under any other document, including any Corporation Document to which Developer is a party.

9.5 Termination.

This Agreement may be terminated at any time upon the mutual consent of the Developer and the Owner (which may only be given with the prior written approval of the Bond Insurer), and, at the election of the Developer, in the event the ICE Contract is the subject of a termination for convenience, in whole or in part, pursuant to FAR 52-249-2. If the ICE Contract is the subject of a termination for convenience, in whole or in part, pursuant to FAR 52-249-2 during the Term of this Agreement, the Developer agrees to seek as part of any claim resulting from a termination for convenience an amount equal to all debt service on the Bonds and, to the extent received from ICE, to remit such amounts to the Trustee for application in accordance with the terms of the Indenture.

ARTICLE 10

INSURANCE AND INDEMNITY

10.1 Developer’s Insurance.

(a) Developer agrees to obtain and maintain, or to cause the General Contractor to obtain and maintain, during the construction of the Project all of the insurance coverage required in the Design/Build Contract and in Schedule 10.1 to this Agreement. All such insurance shall be (i) written on an occurrence basis, (ii) issued by commercial carriers rated at least “A” by Best or in the two highest rating categories of Moody’s and Standard & Poors, and (iii) primary to, and non-contributory with, any other insurance or self-insurance of Developer. All insurance shall remain uninterrupted, in full force and effect, during the entire duration of the construction of the Project. The Trustee and the Owner shall be additional insureds on all policies of liability insurance maintained by the Developer hereunder, with the exception of Developer’s worker’s compensation insurance. Self-insurance shall be permitted only with the prior written consent of the Bond Insurer in accordance with conditions specified by the Bond Insurer; it being understood and accepted by the Bond Insurer that the Developer (a) maintains, and will be permitted to maintain, a $100,000 per occurrence self-insured retention under its existing general liability and civil rights liability insurance program; (b) shall be permitted to increase its self-insured retention per occurrence under its general liability and civil rights liability insurance program to not more than $250,000 per occurrence, without the consent of the Bond Insurer, if the Developer reasonably deems such increase necessary in order to obtain or maintain such insurance coverage or in order to maintain the affordability of such coverage; and (c) is “self-insured” for a portion of claims covered under its existing worker’s compensation program, subject to a “stop-loss” on such claims and shall be permitted to maintain coverage on this basis during the term of this Agreement and to increase the amounts of its self-insurance or stop-loss thereunder if the Developer reasonably deems such increase necessary in order to obtain or maintain such insurance coverage or in order to maintain the affordability of such coverage.

(b) Any premiums incurred or paid for any insurance procured and maintained by Developer shall be included as an expense item in the Project Budget and reimbursed to the Developer from the Project Fund.

(c) Developer shall deliver to Owner and the Bond Insurer, prior to any equipment or personnel being brought onto the Project site, certificates of insurance evidencing the insurance coverage required of Developer and the General Contractor. Insurance certificates evidencing the insurance coverage required of Developer and the General Contractor and evidencing exclusive coverage (whether or not provided under a master policy) for the builder’s risk insurance to be maintained by the General Contractor must be provided to the Bond Insurer within one Business Day after Developer receives such certificates under the Design/Build Contract.

(d) Prior to the expiration of any required insurance, due to the attainment of a normal expiration date or renewal date, Developer shall supply Owner, the Bond Insurer and the Trustee with certificates of insurance and certified copies of amendatory riders or endorsements that clearly evidence the continuation of all coverage in the same manner, limits of protection, and scope of coverage as was provided by the previous policy. Within one Business Day of receipt by the Developer of any notice of cancellation of any policy or surety bond required hereunder or under the Design/Build Contract, the Developer shall deliver a copy thereof to the Bond Insurer.

10.2 Builder’s Risk Insurance; Contractor’s Performance Bond. Developer shall cause the General Contractor to purchase and maintain, in a company or companies lawfully authorized to do business in the State of Texas, reasonable and customary property and casualty insurance written on a builder’s risk “all-risk” or equivalent policy form insuring the value of the Complex at 100% replacement cost, on an all-risk policy form, which shall include business interruption coverage (including soft costs) for a period of not less than two years, with a waiting period of no more than 30 days or a deductible of not more than $100,000, and which, without limitation, shall insure against the perils of fire and extended coverage and physical loss or damage, including, without duplication of coverage, subsidence and land movement, theft, vandalism, malicious mischief and collapse. Such insurance must apply exclusively to the Detention Complex under all circumstances after the occurrence of an insured peril. Full payment of insurance proceeds up to the required policy dollar limit in connection with damage to the Complex shall, under no circumstances, be contingent on the degree of damage sustained at other facilities constructed or being constructed by the General Contractor. The policy must explicitly waive any co-insurance penalty. The Trustee shall be a beneficiary and the loss payee for the insureds in accordance with their interests under the builder’s risk policy of insurance required to be maintained by the General Contractor.

Any payments made under the General Contractor’s performance bond shall be paid to the Trustee and shall be deposited to the Performance Bond and Letter of Credit Proceeds Fund. Any payments made under the business interruption coverage shall be paid to the Trustee and deposited in the Business Interruption Insurance Proceeds Fund.

10.3 Title Insurance. The Developer shall procure for the Trustee and the Bond Insurer a policy of title insurance in the customary form insuring the Deed of Trust as first lien on the Complex, subject only to Permitted Exceptions, in an amount equal to the par value of the Bonds, together with a boundary survey, the costs of which shall, subject to the terms of this Agreement, be reimbursed to the Developer as a Project Cost. No self-insurance will be permitted with respect to the above requirements for title insurance.

10.4 Indemnification. DEVELOPER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER, THE COUNTY, THE TRUSTEE, THE BOND INSURER AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, SHAREHOLDERS, AND MEMBERS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, LIABILITY AND EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) INCURRED OR SUSTAINED BY ANY OF THOSE PARTIES AND ARISING OUT OF ANY BODILY INJURY, PROPERTY DAMAGE OR DEATH ATTRIBUTABLE TO THE ACTS OR OMISSIONS OF DEVELOPER, ITS OFFICERS, AGENTS, OR EMPLOYEES IN THE PERFORMANCE OF THIS AGREEMENT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF DEVELOPER OR ANY OF ITS AGENTS, EMPLOYEES OR CONTRACTORS. DEVELOPER SHALL ALSO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER AND THE COUNTY, FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, LIABILITY AND EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) INCURRED OR SUSTAINED BY EITHER THE OWNER OR THE COUNTY AND ARISING OUT OF (I) ANY ACT OF DEVELOPER BEYOND THE SCOPE OF DEVELOPER’S AUTHORITY UNDER THIS AGREEMENT (TO THE EXTENT NOT AUTHORIZED OR RATIFIED IN WRITING BY OWNER), WHERE DEVELOPER DID NOT HAVE REASONABLE CAUSE TO BELIEVE THAT DEVELOPER WAS ACTING WITHIN THE SCOPE OF ITS AUTHORITY UNDER THIS AGREEMENT; AND/OR (II) ANY CLAIM ASSERTED AGAINST THE OWNER OR THE COUNTY BY ANY CONTRACTOR, INCLUDING THE GENERAL CONTRACTOR UNDER THE DESIGN/BUILD CONTRACT, EXCEPT FOR CLAIMS ASSERTED AGAINST THE COUNTY OR THE OWNER SEEKING RECOVERY LOSS OR DAMAGE ATTRIBUTABLE TO THE ACTS OR OMISSIONS OF THE COUNTY OR THE OWNER OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COUNTY OR THE OWNER OR ANY OF THEIR AGENTS OR EMPLOYEES.

10.5 Waivers of Subrogation. Owner and Developer waive all rights against each other for damages caused by fire or other perils to the extent covered by property insurance applicable to the Work, except those rights which they have to proceeds of such insurance held by the other. The foregoing waiver shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise; did not pay the insurance premium directly or indirectly; and whether or not the person or entity had an insurable interest in the property damaged.

ARTICLE 11

WORK PRODUCT

11.1 Work Product. All proposals, research, records, reports, recommendations, manuals, findings, drawings, specifications, samples, product data, evaluations, forms, reviews, information, data and any other materials and documents that were originated, prepared or received by, or on behalf of, Developer or Owner in the performance of services (collectively, “Work Product”) are hereby deemed the exclusive property of Owner. Developer hereby transfers to Owner all right, title, interest and control in and to all Work Product, without the payment of any royalty, license fee or other compensation. Upon the request of Owner, Developer shall give Owner and its attorneys all reasonable and requested assistance, and shall execute all papers and documents required, to assign or transfer all of Developer’s right, title and interest in and to the Work Product to Owner. All copyrightable materials that were produced by, or on behalf of, Developer pursuant to the Agreement shall belong to and be the sole and exclusive property of Owner, including any copyright and the right to register the copyright with respect thereto. Developer hereby assigns to Owner any copyright Developer may have to any and all of those materials.

ARTICLE 12

DAMAGE, DESTRUCTION, CONDEMNATION OR LOSS OF PROPERTY

12.1 Damage, Destruction, Condemnation or Loss of Property.

(a) If, during the Term of this Agreement, and prior to full payment of all Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) or if any Reimbursement Obligations remain unpaid, the Land or the Detention Complex or any other property located thereon or therein (the “Property”), or any part or component of the Property, shall be damaged or destroyed, by whatever cause, or shall be taken by any public authority or entity in the exercise of or acquired under the threat of the exercise of its power of eminent domain, the Owner and the Developer will apply or cause to be applied any insurance proceeds or condemnation awards resulting from claims for such losses or takings as provided in this Section 12.1.

(b) If the Property, or any part or component of the Property shall be damaged or destroyed, the Developer shall promptly give, or cause to be given, written notice thereof to the Owner, the Bond Insurer and the Trustee, and the Developer shall cause the insurance proceeds to be deposited in a separate account in the Project Fund in accordance with Sections 5.04 and 5.05 of the Indenture. Following consultation with the Bond Insurer, the Developer shall either

(i) submit requisitions to the Trustee pursuant to Section 5.05(c) of the Indenture and cause the General Contractor to proceed, with the proceeds of any insurance award available therefor, to repair, rebuild, restore or replace the property damaged or destroyed; or (ii) exercise its rights under Section 3.03(b) of the Indenture (subject to the consent of the Bond Insurer); and, upon redemption of the Bonds in whole pursuant to Section 3.03(b) of the Indenture and payment of all Reimbursement Obligations, this Agreement shall terminate and become null and void and of no further force or effect.

(c) If any part or component of the Property shall be taken by any public authority or entity in the exercise of or acquired under the threat of the exercise of its power of eminent domain, the Developer shall promptly give, or cause to be given, written notice thereof to the Owner, the Bond Insurer and the Trustee, and the Developer shall cause the condemnation award or payment in lieu of condemnation to be deposited in a separate account of the Project Fund in accordance with Sections 5.04 and 5.05 of the Indenture. If the Developer shall have determined in the exercise of its professional judgment in consultation with the Bond Insurer that the Detention Complex either may be constructed in accordance with the Final Project Plans notwithstanding any such taking or that the Final Project Plans can be modified in order to take into account any such taking such that the Detention Complex could be completed and would remain suitable for its intended purposes, then the Developer shall submit requisitions to the Trustee pursuant to Section 5.05(c) of the Indenture and cause the proceeds of any award made to the Developer and/or the Owner on account of such taking to be applied to the payment for any additional costs of the Project necessitated thereby. In the alternative, if the Developer shall have determined in the exercise of its professional judgment in consultation with the Bond Insurer that any such taking would have a material adverse effect on the ability of the Developer to complete the Project in accordance with the ICE Contract, the Developer shall exercise its rights under Section 3.03(b) of the Indenture (subject to the consent of the Bond Insurer), and, upon redemption of the Bonds in whole pursuant to Section 3.03(b) of the Indenture and payment of all Reimbursement Obligations, this Agreement shall terminate and become null and void and of no further force or effect.

ARTICLE 13

GENERAL

13.1 Assignments. Neither Owner nor Developer shall have the right to assign or transfer all or any part of their respective rights, powers, duties or obligations hereunder without the prior written consent of the other and the Bond Insurer, except that, without the consent of Developer or the Bond Insurer, Owner may assign its rights (other than its right to indemnification) and powers hereunder to the Trustee as collateral for its obligations under the Indenture, and Developer hereby consents to such collateral assignment; and agrees that, so long as all fees and other amounts owing to Developer hereunder on account of activities of Developer from and after the date the Trustee exercises its rights under the collateral assignment are satisfied when due, Developer shall perform its duties and obligations hereunder for the benefit of the Trustee if the Trustee exercises those rights.

13.2 No Partnership or Joint Venture. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner or Trustee, their successors or assigns, and Developer, or its successors or assigns.

13.3 No Interest in Project. It is specifically agreed that this Agreement shall not constitute a covenant running with the Land, and Developer shall have no lien rights or other interest in the Project, or any part thereof, under any of the provisions hereof. Developer shall not place this Agreement, or any memorandum or evidence thereof, or any reference thereto, of record.

13.4 Successors and Assigns. Subject to the provisions of Section 12.1 above, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

13.5 Notice. Except as otherwise set forth herein, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing, and shall be deemed to have been delivered on the day personally delivered or on the second business day following its mailing by registered or certified mail, postage prepaid, return receipt requested, or on the date of receipt from a nationally recognized overnight courier for guaranteed next business day delivery, addressed to the party to be so notified as follows:

If to Owner:	Southwest Texas Detention Complex Local
Development Corporation
500 East San Antonio
Pearsall, Texas 78061
Attention: President

If to Developer:	Correctional Services Corporation
1819 Main Street
Suite 1000
Sarasota, Florida 34236
Attention: President and Chief Executive Officer

If to the Trustee:	U.S. Bank National Association
950 17th Street, Suite 300
Mail Stop DN-CO-T3CT
Denver, CO 80202
Attention: Corporate Trust

If to the Bond Insurer:	MBIA Insurance Corporation
113 King Street
Armonk, New York 10504
Attention: Insured Portfolio Management

Any party may at any time change the address for notice of such party by mailing a notice as aforesaid.

13.6 Amendments.

This Agreement may be amended only by a written instrument executed on behalf of both Developer and the Owner; provided that, so long as any of the Bonds shall remain outstanding or any Reimbursement Obligations (as defined in the Indenture) are due, the prior written consent of the Bond Insurer shall be required for any amendment to this Agreement. For so long as any of the Bonds remain outstanding, a copy of any amendment shall be provided to the Trustee.

13.7 Relationship of the Parties.

The relationship of Developer and the Owner hereunder shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency or partnership or any relationship other than that of independent contractors and landlord and tenant. Developer and the Owner acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any control over the business of the other.

13.8. Governing Law and Interpretation.

This Agreement shall be governed by and construed in accordance with the internal laws of State of Texas without giving effect to the principles of conflict of laws. If for any reason any of the terms hereof shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the terms hereof shall not be affected and the invalid or unenforceable terms shall be deemed modified to the minimum extent necessary to make those terms consistent with applicable law, and, in their modified form, those terms shall then be enforceable and enforced. The recitals to this Agreement are to be considered a substantive part of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. With respect to each and every term and provision in this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or provision, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement. The captions of Articles and Sections are for convenience of reference only and shall not affect the construction to be given any provision hereof.

13.9 Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

13.10 Owner Approvals.

For purposes of any approvals required to be given by Owner, approval may be given from time to time by such person or persons as may be designated in a written instrument signed and dated by the Board of Directors of Owner and delivered to Developer. Each such designation shall remain in effect until it is expressly revoked in a written instrument signed and dated by the Board of Directors of Owner and delivered to Developer. Developer shall be entitled to rely on any such designation that Developer believes in good faith to meet the requirements of this Agreement. The person authorized to provide approvals on behalf of the Owner as of the date of this Agreement and until such time of change is Jesus Salinas.

13.11 Waivers.

No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision. No such waiver shall be binding unless it is in writing and no waiver will be held to continue unless otherwise expressly stated by the party waiving the provision. Waiver of a breach shall not constitute a waiver of any subsequent breach of that term or of any other term or provision. No extension of time for performance of any obligation or act hereunder shall be deemed an extension of time for the performance of any other obligation or act, time being of the essence hereof.

13.12 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE DEVELOPER AND THE OWNER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS AND INSTRUMENTS AND THE ACTIONS OR INACTIONS OF THE OWNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

13.13 Third Party Beneficiaries. The terms and provisions of this Agreement shall be binding upon the Owner and the Developer and their respective successors and permitted assigns and shall benefit only the Owner and the Developer and their respective successors and permitted assigns; provided, however, that the Bond Insurer and the Trustee are hereby named as third party beneficiaries of this Agreement. The parties do not intend to confer any benefits hereunder on any other person or that any other party shall be a third party beneficiary of this Agreement.

13.14 No County Liability. The Developer acknowledges that it understands that the Owner has been formed by the County for the sole purpose of assisting Developer with the financing, development, construction and equipping of the Project, and that, although the Owner shall be controlled by the County, the County shall have no liability whatsoever hereunder for the obligations and duties of the Owner under this Agreement.

13.15 Indenture Controlling. In the event of any ambiguity created by a conflict between the terms hereof and the terms of the Indenture, the terms of the Indenture shall control. All payments to the Developer from any fund or account established under the Indenture shall be subject to the terms and conditions of the Indenture.

13.16 Conditions Precedent. It shall be a condition precedent to the obligations and liabilities of the parties hereto that the Owner shall have issued the Bonds and the Trustee shall have deposited in the Project Fund established under the Indenture the full amount required to be deposited therein from the proceeds of the Bonds in accordance with the Indenture. If such condition is not satisfied on or before December 31, 2004, then this Agreement shall become null and void and of no further force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto under seal, as of the day and year first above written.

OWNER:

SOUTH TEXAS DETENTION
COMPLEX LOCAL DEVELOPMENT
CORPORATION

By:	[SEAL]
Name:
Title:

DEVELOPER:

CORRECTIONAL SERVICES
CORPORATION,

By:	[SEAL]
Name:
Title:

[SIGNATURE PAGE TO DESIGN AND DEVELOPMENT AGREEMENT]

Approval of the Frio County Sheriff

The undersigned, being the duly elected and acting Sheriff of Frio County, Texas, does hereby approve the foregoing Design and Development Agreement between South Texas Detention Complex Local Development Corporation and Correctional Services Corporation as required by Section 351.101 of the Texas Local Government Code.

Name:
Sheriff of Frio County, Texas

Exhibit A

Site Plan

Schedule 10.1

Developer Insurance Requirements

1.	Commercial General Liability Insurance written on an occurrence basis and having limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate, which shall include coverage for claims for bodily injury, sickness, disease, or death of any person other than the Contractor’s employees; claims for damages, other than to the Project, because of damage to or destructions of tangible personal property, including loss resulting from the use thereof; personal injury and advertising damages; claims for bodily injury, death or property damage arising out of completed operations; and claims involving contractual liability arising out of the Contractor’s indemnity obligations under the Design/Build Contract;

2.	Worker’s Compensation insurance for its employees in amounts not less than the statutorily required amounts; and

3.	Automobile Liability Insurance written on an occurrence basis and having limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate, which shall include coverage for claims for damages arising out of the ownership, use or maintenance of a motor vehicle.